UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2020

ARMATA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Washington	001-37544	91-1549568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4503 Glencoe Avenue Marina del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

(310) 655-2928

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	ARMP	NYSE American

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2020, Armata Pharmaceuticals, Inc. (the “Company”) entered into an award agreement (the “Agreement”) with Cystic Fibrosis Foundation (“CFF”), pursuant to which it received a development award of up to $5.0 million (the “Award”). The Award will be used to fund the Company’s Phase 1b/2 clinical trial of the Pseudomonas aeruginosa phage candidate, AP-PA02, as a treatment for Pseudomonas airway infections in people with cystic fibrosis (“CF”).

The first payment under the Agreement, in the amount of $1.0 million, became due upon signing the Agreement. The remainder of the Award will be paid to the Company incrementally in installments upon the achievement of certain milestones related to the development program and progress of the Phase 1b/2 clinical trial of AP-PA02, as set forth in the Agreement.

If the Company ceases to use commercially reasonable efforts directed to the development of AP-PA02, or any other Product (as defined in the Agreement), for a period of time (an “Interruption”) and fails to resume the development of the Product after receiving from CFF notice of an Interruption, then the Company must either repay the amount of the Award actually received by the Company, plus interest, or grant to CFF (1) an exclusive (even as to the Company), worldwide, perpetual, sublicensable license under technology developed under the Agreement that covers the Product for use in treating infections in CF patients (the “CF Field”), and (2) a non-exclusive, worldwide, perpetual, sublicensable license under certain background intellectual property covering the Product, to the extent necessary to commercialize the Product in the CF Field.

Upon commercialization by the Company of any Product, the Company will owe a fixed royalty amount to CFF, which is to be paid in installments determined, in part, based on commercial sales volumes of the Product. The Company will be obligated to make an additional fixed royalty payment upon achieving specified sales milestones. The Company may also be obligated to make a payment to CFF if the Company transfers, sells or licenses the Product in the CF Field, or if the Company enters into a change of control transaction.

The term of the Agreement commenced on March 10, 2020 and expires on the earlier of the date on which the Company has paid CFF all of the royalty payments set forth therein, the effective date of any license granted to CFF following an Interruption, or upon earlier termination of the Agreement. Either CFF or the Company may terminate the agreement for cause, which includes the Company’s material failure to achieve certain development milestones. The Company’s payment obligations survive the termination of the Agreement.

Item 7.01	Regulation FD Disclosure.

On March 18, 2020, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2020	Armata Pharmaceuticals, Inc.

	By:	/s/ Steve R. Martin
	Name:	Steve R. Martin
	Title:	Chief Financial Officer